AMENDED & RESTATED
EMPLOYMENT AGREEMENT
BY AND BETWEEN
FIRST PEOPLES BANK AND DAVID W. SKILES

THIS AMENDED & RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is entered into this 5th day of September 2007, by and between First Peoples Bank (the “Bank” or “Employer”) and David W. Skiles (“Employee”).  Employer and Employee are collectively referred to herein as the “Parties.”

RECITALS

WHEREAS, Employer wishes to retain Employee as the Bank’s Chief Executive Officer and President to perform the duties and responsibilities as are described in this Agreement and as the Bank’s Board of Directors (“Board”) may assign to Employee from time to time; and

WHEREAS, Employee desires to serve as the Employer’s Chief Executive Officer and President in accordance with the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto represent, warrant, undertake, covenant, and agree as follows:

OPERATIVE TERMS

  1. Employment and Term. Employer shall employ Employee pursuant to the terms of this Agreement to perform the services specified in Section 2 herein.  The term of employment under this Agreement shall be for a period of three years, commencing on August 1, 2007 (“Effective Date”).  On each anniversary of the Effective Date, this Agreement shall be automatically renewed for one additional year until July 31, 2012, after which there will be no further renewals of this Agreement.  Either Party, however, may terminate the renewals of this Agreement at any time by giving the other Party written notice of its intent not to renew.  Upon such written notice, the Agreement shall expire at the end of the remaining term.

  The Board or its Compensation Committee shall, on at least an annual basis, review Employee’s performance and this Agreement to determine if the Agreement’s renewals should be continued.  The Board’s or its Compensation Committee’s decision shall be included in its meeting minutes.

  2.  Position, Responsibilities, and Duties. During the term of this Agreement, Employee shall devote all of his working time, attention, skill, and best efforts to accomplish and faithfully perform all of the duties assigned to Employee on a full-time basis. Employee shall, at all times, conduct himself in a manner that will reflect positively upon the Employer. Employee shall obtain and maintain such licenses, certificates, accreditations, and professional memberships and designations as the Employer may reasonably require. Employee shall also have the specific duties prescribed in Schedule A.

3.Compensation and Benefits.  During the term of this Agreement Employee shall be compensated as described in Schedule B.

4.Payment of Business Expenses. Employee is authorized to incur reasonable expenses in performing his duties hereunder. Employer will reimburse Employee for authorized expenses, according to the Employer’s established policies, promptly after Employee’s presentation of an itemized accounting of such expenditures.

5. Illness or Incapacity.

(a)Duration:  Employee shall be paid his full Base Salary (as defined in Schedule B) for any period of his illness or incapacity for up to six consecutive months; provided, however, that Employer shall be responsible only for that portion of Employee’s Base Salary which is not covered by any disability insurance provided through the Employer. If Employee’s illness renders him unable to perform his duties under this Agreement for a period longer than six consecutive months, at the end of such six-month period or any such time thereafter, Employer may terminate Employee’s employment for Cause, as provided in Section 6(b).  This Agreement may be terminated by the Bank after any such six-month period.

(b) Continuation of Coverages: Notwithstanding any contrary provision herein, following any termination of Employee’s employment and this Agreement pursuant to Section 5(a), Employer will continue to pay for any other life, health, and disability coverages for Employee substantially identical to the coverages maintained prior to Employee’s termination until the earlier of:

(i)	Employee’s full time employment by another Person;

(ii)	one year after the date of such termination (with the exception of any disability insurance coverage in place, which shall be governed by the terms of such policy); or

(iii)           the date of Employee’s death.

6. Termination for Other than Illness or Incapacity.

(a)Death: This Agreement shall immediately terminate upon Employee’s death, in which instance Employer shall pay to Employee’s estate any compensation accrued, but not yet paid.

(b) Termination for Cause: The Employer shall have the right, at any time, upon written notice of termination satisfying the requirements of Section 8 herein, to terminate Employee’s employment hereunder, including termination for Cause as determined by the Board of Directors. A termination for Cause shall be effective immediately upon effectiveness of a notice of termination. For the purpose of this Agreement, termination for “Cause” shall mean termination for:

(i)
personal dishonesty resulting (directly or indirectly) in gain to or personal enrichment of Employee at the expense of Employer, breach of fiduciary duty, violation of any law, rule, or regulation (other than minor traffic violations or similar situations), violation of a final cease-and-desist order, or personal default on indebtedness which is not corrected within 10 days from the date of default; and/or

(ii)
insubordination, conduct unbecoming of a senior officer of a financial institution which could have a material negative reflection on the Employer, or materially failing to perform the duties stated in Schedule A of this Agreement (i.e., materially failing to perform the essential duties of Employee’s position).

In the event Employee is terminated for Cause for one of the reasons listed in (i) or (ii), Employee shall have no right to compensation or other benefits for any period after such date of termination, other than compensation which was accrued, but not yet paid, and in the case of termination pursuant to Section 5, the continuation of coverages as described in Section 5(b).

In the event Employee is terminated for Cause for one of the reasons listed in (ii), Employee shall have five days to appeal such termination in writing to the Board. If Employee fails to appeal the termination within such five day period, such termination shall become final and non-appealable.

If Employee does appeal a termination for Cause for one of the reasons listed in (ii), Employee and Employer shall follow the dispute resolution procedures described in Section 13(a) herein.

(c)  Other Termination by Employer:  If Employee is terminated by Employer other than for Cause, Employee’s right to severance benefits under this Agreement shall be as set forth in Sections 6(f) and 6(g) herein.

(d) Termination for Good Reason: Employee may terminate his employment hereunder for Good Reason by delivering a notice of termination (as defined in Section 8). For purposes of this Agreement, “Good Reason” shall mean a failure by the Bank to comply with any material provision of this Agreement, which failure has not been cured within 15 business days after a notice of such noncompliance has been given by the Employee to the Bank. In the event Employee terminates his employment for Good Reason, he shall be entitled to severance benefits as set forth in Sections 6(f) and 6(g).

(e)Termination by Employee: Employee may terminate his employment hereunder and this Agreement for any reason, by providing ninety (90) days notice of termination (as provided in Section 8). In such event, Employee shall have no right to compensation or other benefits after the date of termination, except that for which is accrued but yet unpaid.

(f)  Severance Payment:  If Employee is entitled to severance benefits under Sections 6(c) or 6(d), Employee shall be paid, as severance, the total current Base Salary (as defined in Schedule B) due for a period of 12 months from the date of Employee’s termination. Any such payments shall be made in substantially equal semi-monthly installments on the 15th and last days of each month until paid in full, and shall only be paid subject to Employee’s execution of a full release in favor of the Employer for any potential claims related to this Agreement or to Employee’s employment with the Employer.

(g)  Additional Severance Benefits: If Employee is entitled to severance benefits under Sections 6(c) or 6(d), the Employer shall maintain in full force and effect, for the continued benefit of the Employee any Employee benefit plans and programs in which the Employee was entitled to participate immediately prior to the date of termination for the shorter of:

(i)	one year; or

(ii)	the period of time ending on the date Employee becomes eligible for participation in comparable plans provided by another employer.

Provided, however, that the Employee’s continued participation in the Employer’s benefit plans and programs is possible under the general terms and provisions of such plans and programs.

(h)Termination Resulting from Change-in-Control: In the event of Employee’s termination resulting from a Change-in-Control (as defined in Schedule B), Employee shall be entitled to the Change-in-Control payment set forth in Schedule B.

7.Regulatory Provisions. Employer and Employee acknowledge that the laws and regulations governing the Parties require that the employment of Employee be governed by certain standards contained in those laws and regulations. To that end, the Parties agree to be bound by the following provisions:

(a) Suspension/Temporary Prohibition: If the Employee is suspended and/or temporarily prohibited from participating in the conduct and affairs of the Bank by a notice served under Sections 8(e) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. §1818(e)(3) and (g)(1)), Employer’s obligations under this Agreement shall be suspended as of the date of such service unless stayed by appropriate proceedings. If the charges and the notice are dismissed, Employer may in its discretion:

(i)	pay the Employee all or part of his compensation withheld while the obligations under this Agreement are suspended; and/or

(ii)	reinstate (in whole or part) any of Employer’s obligations which were suspended.

(b)Permanent Prohibition: If the Employee is removed and/or permanently prohibited from participating in the conduct and affairs of the Bank by an order issued under Sections 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. §1818(e)(4) or (g)(1)), all of Employer’s obligations under this Agreement shall terminate as of the effective date of the order, but the Employee’s vested rights, if any shall not be affected.

(c) Default Under FDIA: If the Bank is in default (as defined in Section 3(x)(1) of the Federal Deposit Insurance Act), all obligations under this Agreement shall terminate as of the date of default, but this subsection of this Agreement shall not affect the Employee’s vested rights if any.

8.Notice of Termination.

(a)Specificity: Any termination of Employee’s employment by Employer or by Employee shall be communicated by written notice of termination to the other Party.  For purposes of this Agreement, a “notice of termination” shall mean a dated notice which shall:

(i)	indicate the specific relevant termination provision in the Agreement;

(ii)	set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment under the provision; and

(iii)
set forth the date of termination, which shall be not less than 30 days nor more than 45 days after such notice of termination is given, unless another Section of the Agreement requires or permits a different effective date.

(b)Delivery of Notices: All notices or resignations given or required to be given herein shall be in writing, sent by United States first-class certified or registered mail, postage prepaid, by way of overnight carrier, or by hand delivery. If to Employee (or to the Employee’s spouse or estate upon the Employee’s death) notice shall be sent to Employee’s last-known address, and if to Employer, notice shall be sent to the Employer’s corporate headquarters. All such notices shall be deemed made five days after having been deposited in the mail if sent via first-class certified or registered mail, or upon delivery if by hand delivery or if sent via overnight carrier. Either Party, by notice in writing, may change or designate the place for receipt of all such notices.

9.Post-Termination Obligations. After Employee’s termination, Employer shall pay to Employee such payments and benefits as are required pursuant to this Agreement; provided, however, any such payments shall be subject to Employee’s post-termination cooperation. Such cooperation shall include the following:

(a) Employee shall furnish such information and assistance as may be reasonably required by Employer in connection with any litigation or settlement of any dispute between Employer and a customer or other third parties (including without limitation serving as a witness in court or other proceedings);

(b) Employee shall provide such information or assistance to Employer in connection with any regulatory examination by any state or federal regulatory agency;

(c) Employee shall keep the Employer’s trade secrets and other proprietary or confidential information secret to the fullest extent practicable, subject to compliance with all applicable laws;

(d) Employee shall return any and all of Employer’s property, including, but not limited to, keys, credit cards, manuals, and other written materials; and

(e) Employee shall execute a full release of all potential claims related to this Agreement or to Employee’s employment with the Employer in favor of the Employer.

Upon submission of proper receipts, Employer shall promptly reimburse Employee for any reasonable expenses incurred by Employee in complying with the provisions of this Section.

10.  Indebtedness. If during the term of this Agreement, Employee becomes indebted to Employer, for any reason, Employer may, at its election, set off and collect any sums due Employer out of any amounts which Employer may owe Employee pursuant to the terms of this Agreement. Furthermore, upon the termination of this Agreement, all sums owed to Employer by Employee shall become immediately due and payable. Employee shall pay all expenses and Attorneys’ Fees actually or necessarily incurred by Employer in connection with any collection proceeding for Employee’s indebtedness. Notwithstanding any of the foregoing, any indebtedness to Employer, secured by a mortgage on Employee’s residence shall not be subject to the foregoing provisions, but shall be governed by the loan documents evidencing such indebtedness.

11.  Maintenance of Trade Secrets and Confidential Information. Employee shall use his best efforts and utmost diligence to guard and protect all of the Employer’s trade secrets and confidential information. Employee shall not, either during the term, or after termination, of this Agreement, for whatever reason, use in any capacity, or divulge or disclose in any manner, to any person, the identity of Employer’s customers, methods of operation, marketing or promotional methods, processes, techniques, systems, formulas, or programs, trade secrets, or other confidential information relating to Employer’s  business. Upon termination of this Agreement or Employee’s employment, for any reason, Employee shall immediately return and deliver to Employer all records and papers and all materials which bear employment trade secrets or confidential information.

12.  Competitive Activities.

(a)Limitation on Outside Activities: Employee agrees that during the term of this Agreement, except with the express consent of the Board, Employee will not, directly or indirectly, engage in, participate in, become a director of, render advisory or other services to, become employed by, or make any financial investment in any firm, corporation, business entity, or business enterprise competitive with or to any business of the Employer. Notwithstanding the foregoing, Employee shall not be precluded or prohibited from owning passive investments, including investments in the securities of other financial institutions. Employee, however, shall be prohibited from making any investments or commitments of time, accepting any positions or participating in any activities, which cause Employee to devote time to such investments, commitments, positions, or activities, which interfere with Employee’s position with and obligations to the Bank.

(b)  Agreement Not to Compete: Employee acknowledges that by virtue of his employment with Employer, Employee will acquire an intimate knowledge of the activities and affairs of the Bank, including trade secrets and other confidential matters.  Employee, therefore, agrees that during the term of this Agreement, and for a period of six months following the termination of Employee’s employment hereunder, Employee shall not become employed, directly or indirectly, whether as an employee, independent contractor, consultant, or otherwise, with any federally-insured financial institution, financial holding company, bank holding company, or other financial services provider located in St. Lucie County, Florida, or any other county wherein a branch office of the Bank is located or contemplated, or with anyone whose intent it is to organize another such company or entity located in any of the above described counties.

(c) Non-solicitation: Employee further agrees that for a period of six months following the termination of Employee’s employment hereunder for any reason, Employee shall not, directly or indirectly:

(i) solicit the business of any then current customer (e.g., borrower or depositor) of the Bank, regardless of whether or not Employee was responsible for generating such customer’s business for the Bank; or

(ii) solicit any employees of Employer.

Employee hereby agrees that the duration of the anti-competitive covenants set forth herein are reasonable, and that the geographic scope is not unduly restrictive.

13. Remedies for Breach.

(a)Mediation: The Parties agree that, except for the specific remedies for injunctive relief as contained in Section 13(b), in the event a dispute arises between the parties, the parties agree that they shall participate in at least four hours of mediation with a Florida Supreme Court Mediator prior to commencing any litigation over any controversy or claim arising out of or relating to this Agreement or any breach hereof, including, without limitation, any claim that this Agreement or any portion hereof is invalid, illegal, or otherwise voidable. Employer agrees to bear the costs of the mediation. The mediation shall take place at a mutually agreeable site in St. Lucie County, Florida.

  (b) Injunctive Relief: The Parties acknowledge and agree that the services to be performed by Employee are special and unique and that money damages cannot fully compensate Employer in the event of Employee’s violation of the provisions of Sections 11 and 12 of this Agreement. Thus, in the event of a breach of any of the provisions of such Sections, Employee agrees that Employer, upon application to a court of competent jurisdiction, shall be entitled to an injunction restraining Employee from any further breach of the terms and provisions of such Sections. Should Employer prevail in an action seeking such an injunction, Employee shall pay all costs and Attorneys’ Fees incurred by Employer in and relating to obtaining such injunction. Employee’s sole remedy, in the event of the wrongful entry of such injunction, shall be the dissolution of such injunction and recovery of Attorneys’ Fees. Employee hereby waives any and all claims for damages by reason of the wrongful issuance of any such injunction.

  (c) Cumulative Remedies: Notwithstanding any other provision of this Agreement, the injunctive relief described in Section 13(b) herein and all other remedies provided for in this Agreement which are available to Employer as a result of Employee’s breach of this Agreement, are in addition to and shall not limit any and all remedies existing at law or in equity which may also be available to Employer.

14. Assignment. This Agreement shall inure to the benefit of and be binding upon the Employee, and to the extent applicable, his heirs, assigns, executors, and personal representatives, and to the Employer, and to the extent applicable, its successors and assigns, including, without limitation, any Person which may acquire control of all or substantially all of the Company’s assets and business, or with or into which the Company may be consolidated or merged, and this provision shall apply in the event of any subsequent merger, consolidation, or transfer.

15.  Attorneys’ Fees.  In the event that any claim or controversy hereunder is the subject of any litigation or mediation between the Parties, the prevailing Party shall be entitled to an award of all reasonable costs, including Attorneys’ Fees.

16. Miscellaneous.

(a)Amendment of Agreement: Unless as otherwise provided herein, this Agreement may not be modified or amended except in writing signed by the Parties.

(b)Certain Definitions: For purposes of this Agreement, the following terms whenever capitalized herein shall have the following meanings:

(i)	“Person” shall mean any natural person, corporation, partnership (general or limited), trust, association, or any other business entity.

(ii)
“Attorneys’ Fees” shall include the reasonable legal fees and disbursements charged by attorneys and their related travel and lodging expenses, court costs, paralegal fees, etc. incurred in arbitration, mediation, settlement negotiations, discovery, trial, appeal, or bankruptcy proceedings.

(c) Headings for Reference Only: The headings of the Sections and the Subsections herein are included solely for convenient reference and shall not control the meaning or the interpretation of any of the provisions of this Agreement.

(d)Governing Law/Jurisdiction: This Agreement shall be construed in accordance with and governed by the laws of the State of Florida. Any litigation involving the Parties and their rights and obligations hereunder shall be brought in the appropriate court in St. Lucie County, Florida.

(e)Severability: If any of the provisions of this Agreement shall be held invalid for any reason, the remainder of this Agreement shall not be affected thereby and shall remain in full force and effect in accordance with the remainder of its terms.

(f)Entire Agreement: This Agreement and all other documents incorporated or referred to herein, contain the entire agreement of the Parties and there are no representations, inducements, or other provisions other than those expressed in writing herein. No modification, waiver, or discharge of any provision or any breach of this Agreement shall be effective unless it is in writing signed by both Parties. A Party’s waiver of the other Party’s breach of any provision of this Agreement, shall not operate, or be construed, as a waiver of any subsequent breach of that provision or of any other provision of this Agreement.

(g) Waiver: No course of conduct by Employer or Employee and no delay or omission of Employer or Employee to exercise any right or power given under this Agreement shall:

(i) impair the subsequent exercise of any right or power; or

(ii) be construed to be a waiver of any default or any acquiescence in, or consent to, the curing of any default while any other default shall continue to exist, or be construed to be a waiver of such continuing default or of any other right or power that shall theretofore have arisen. Any power and/or remedy granted by law and by this Agreement to any Party hereto may be exercised from time to time, and as often as may be deemed expedient. All such rights and powers shall be cumulative to the fullest extent permitted by law.

(h) Pronouns: As used herein, words in the singular include the plural, and the masculine include the feminine and neuter gender, as appropriate.

(i) Recitals: The Recitals set forth at the beginning of this Agreement shall be deemed to be incorporated into this Agreement by this reference as if fully set forth herein and this Agreement shall be interpreted with reference to and in light of such Recitals.

(j) Amendment and Restatement: This Agreement amends and completely restates any other employment agreements previously entered into by and between Employee and Employer.  By executing this Agreement, Employee completely releases the Bank from any obligations under any such other agreements.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first written above.

EMPLOYEE                                                                           FIRST PEOPLES BANK

/s/ David W. Skiles                                                      By:           /s/ Gary A. Berger
David W. Skiles                                                                                                Gary A. Berger
Chairman of the Board

SCHEDULE A

Employee’s duties shall specifically include, but not be limited to:

1.
providing leadership and guidance with regards to the Bank’s activities so as to ensure the short-term and long-term profitability of the Bank, and the equitable treatment and development of Bank employees;

2.
making recommendations to the Board on a wide range of subjects, including:  officer appointments and changes in organization; lending activities; new or redesigned services; annual operating budget; salary and benefit administration; and physical renovations and acquisitions;

3.	developing, in conjunction with the Board and its committees, ongoing short and long term plans;

4.	proposing new policies and procedures to accomplish strategic plan objectives more efficiently;

5.	providing direct supervision over the Chief Lending Officer, Chief Financial Officer, and Chief Operations Officer;

6.	Overseeing the Bank’s marketing efforts to increase the business of the Bank, including increasing the Bank’s fee and interest income;

7.	maintaining a high quality management and employee team;

8.	meeting regularly with officers and other key staff, communicating policies and goals, and delegating responsibility for daily operations and administration;

9.	keeping the Board of Directors informed of financial results of operations, the status of business, banking competition, and new business developments;

10.	developing, reviewing, and proposing revisions to the Bank’s budgets to ensure that its goals and objectives are being met;

11.	monitoring the Bank’s capital position and identifying and evaluating capital raising alternatives;

12.	identifying and evaluating branching opportunities for the Bank;

13.	evaluating the job performance of the Bank’s officers and reporting on such performance to the Board;

14.	serving as a member of the Board of Directors and on such Board committees as the Board may designate from time-to-time;

15.	making recommendations to the Board regarding salary adjustments and performance bonuses for the Bank’s officers;

16.
coordinating with the Bank’s attorneys, accountants, and other service providers to the extent necessary to further the business of the Bank, keeping in compliance with government laws and regulations, and otherwise keeping the Bank in as good a financial and legal posture as possible; and

17.	any other reasonable job-related duties or responsibilities that the Board may require from time to time.

SCHEDULE B

1.
Base Salary: Employee shall receive an annual salary of $165,000 (“Base Salary”). Employer may adjust the Base Salary at times based upon the Board’s evaluation of Employee’s performance. In no event, however, will the Base Salary be reduced without Employee’s written concurrence.

2.	Performance Bonuses: Employee may receive an annual performance bonus at the discretion of the Board which shall not exceed 40% of the Base Salary.

3.	Vacation: Employee is entitled to five weeks paid vacation time per year on a non-cumulative basis.

4.	Medical Benefits and Other Plans: Employee shall be permitted to participate in all medical and healthcare benefit plans provided by Employer to its other employees.

5.
Continuing Education: Employer will reimburse Employee for admission or attendance fees for pre-approved educational meetings or seminars offered by such organizations as the Florida Bankers Association.

6.	Automobile Allowance: Employee shall receive $550 per month for an automobile allowance.

7.	Stock Options: Employee shall be eligible to participate in FPB Bancorp Inc.’s 2005 Stock Compensation Plan in the capacities of both an employee and a director.

8.
Executive Deferred Compensation:  Employee shall be compensated by the Employer a matching contribution of up to 2.5% of Employee’s Base Salary, pursuant to the Executive Deferred Compensation Agreement entered into by and between the Employee and Employer, dated December 23, 2005.

9.
Split Dollar Benefit: Employer shall be entitled to life insurance benefits, $200,000 payable to Employee upon death, provided by the Employer, in accordance with the terms of the Split-Dollar Agreement entered into by and between Employee and Employer dated February 15, 2006.

10.
Country Club: In connection with furthering the Employer’s presence in the community, Employer shall pay for Employee’s membership in Pelican Yacht Club, Ft. Pierce, Florida and Eagle Marsh Golf Club, Jensen Beach, Florida.

11.	Other Benefits: Employee shall be entitled to such further benefits as described in the Bank’s Employee Manual, as may be amended from time to time in the discretion of the Bank.

12.
Change-in-Control Payment: Upon a Change-in-Control of the Employer or FPB Bancorp, Inc., Employee shall be entitled to a payment of 2.5 times the average of his Base Salary for the five years preceding the year in which the Change-in-Control occurs, in addition to any other benefits provided for in this Agreement. A Change-in-Control of the Employer shall mean the first to occur of any one or more of the following:

(i)
any transaction, whether by merger, consolidation, asset sale, recapitalization, reorganization, combination, stock purchase, tender offer, reverse stock split, or otherwise, which results in the acquisition of, or beneficial ownership (as such term is defined under rules and regulations promulgated under the Securities Exchange Act of 1934, as amended) by any person or entity or any group of persons or entities (other than the group consisting of a majority of the directors currently serving on the Board of Directors as of the date of this Agreement) “acting in concert,” as contemplated by Section 225.41 of the Federal Reserve Board’s Regulation Y, of 25% or more of the outstanding shares of common stock of the Employer or FPB Bancorp, Inc., Employer’s parent holding company, (referred collectively as the “Company”);

(ii)	the sale of all or substantially all of the assets of the Company;

(iii)	the liquidation of the Company or a material amount of Company’s assets;

(iv)
a change in the majority of the members of the Company’s Boards of Directors, other than through new directors nominated or appointed by the Company’s respective Nominating Committees or Boards of Directors; or

(v)	the takeover or control of all or substantially all of the operations of the Company, through any of the means specified above.